Exhibit 10.67

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”) is effective as of June 30, 2005, (the “Effective Date”) by and between SmarTire Systems, Inc., a Yukon corporation having an office at #150 - 13151 Vanier Place, Richmond, BC V6V 2J1, Canada and Robert Rudman, a business person with an address at 4100 North Ocean Drive, Suite 401, Singer Island, West Palm Beach, Florida, USA 33404 (the “Consultant”).

RECITALS

WHEREAS:

A.	The Company is engaged, among other things, in designing and manufacturing tire pressure monitoring and related systems;

B.	The Consultant is engaged, among other things, in providing financial management, business development and business consulting services; and;

C.	During the Term of this agreement the consultant shall be provided with insider information to facilitate his planning of investor relations programs;

D.	The Company desires to receive consulting services from the Consultant, and the Consultant desires to provide such services to the Company, under the terms and conditions contained herein.

NOW, THEREFORE, it is hereby agreed as follows:

1.	ENGAGEMENT

The Company hereby engages with the Consultant and the Consultant hereby agrees to provide to the Company the services described in Section 2 below beginning upon the Effective Date.

2.	SCOPE OF CONSULTING SERVICES

Throughout the period of this Agreement, the Consultant shall perform faithfully and to the best of his ability the following consulting services (the “Consulting Services”):

2.1  Develop the corporate plan for investor relations and submit plans to the management of the company for approval:

2.2  implement the investor relationship programs in conjunction with the Company;

2.3  assistance to the Company in business development and identifying business opportunities;

2.4  assistance to the Company in developing financial and management strategies;

2.5  provide details of contacts, relationships, agreements, letters and similar items such that at the completion of the Term, the Company shall be able to make a smooth transition of the consulting services back to the Company;

2.6  anything incidental to the foregoing to facilitate the performance of the Consultant’s obligations hereunder;

2.7   provide a monthly report to the Company summarizing the major activities, results obtained, issues and proposed future activities; and

2.8  act as a director of the Company and chairman of the Board if requested and appointed by the Company and/or elected by the shareholders.

3.	COMPENSATION

The Company agrees to pay to the Consultant and the Consultant agrees to accept consulting fees as follows: commencing on the Effective Date and ending on the date of termination of this Agreement, the Company shall pay to the Consultant monthly as a fee for the Consulting Services an amount equal to US$20,000 (the “Consulting Fee”). The Company shall pay the Consulting Fee to the Consultant not later than 30 days following the month in which the relevant Consulting Services were rendered. The Consultant is not entitled to any employee benefits. Any stock options in the capital of the Company held by the Consultant will remain exercisable for the period that this Agreement is in effect and including 90 days after its termination if the Consultant resigns as a Director..

4.	CONSULTANT’S UNDERTAKINGS

4.1  In the performance of its duties under this Agreement, the Consultant shall at all times conform to, and act in accordance with, any requirements imposed by any applicable provisions of law.

4.2  Notwithstanding anything to the contrary in this Agreement, the Consultant may perform the Consulting Services and any other services for entities other than the Company.

5.	EXPENSES

The Company will pay or reimburse the Consultant for expenses incurred on behalf of the Company in connection with the performance of the Consulting Services hereunder, subject to the prior written approval of the Company, including but not limited to, expenses for overseas business trips (including airline tickets, accomodations and per diem), entertainment and international communication costs. Reimbursement by the Company to the Consultant of expenses will be made upon the presentation by the Consultant to the Company of itemized accounts or receipts, reasonably satisfactory to the Company.

6.	PAYMENTS TO CONSULTANT

All payments required to be made by the Company to the Consultant hereunder will be made after receipt of the Consultant’s invoice, by transfer to the Consultant’s bank account number or by cheque, as directed by the Consultant to the Company.

7.	TERM AND EFFECT OF TERMINATION OF AGREEMENT
7.1  This Agreement is deemed effective as of the Effective Date and will continue in force and effect for 12 months unless renewed by mutual agreement of both parties.

7.2  Notwithstanding anything to the contrary, in the event of a Justifiable Cause (as defined below and subject to any applicable law), the Company shall be entitled to terminate this Agreement effective immediately. The term “Justifiable Cause” shall mean any behavior of the Consultant that amounts to: (a) committing any felony involving moral turpitude; (b) embezzlement of funds of the Company or its subsidiaries; or (c) any conduct (other than conduct in good faith) materially detrimental to the Company.
7.3  The Consultant may terminate this Agreement by giving 30 days notice at any time.

7.4   Upon termination of this Agreement, the Consultant shall not, without the prior written consent of the Company, engage directly or indirectly, either as principal or agent, or as director, shareholder, officer, manager, employee, advisor or consultant of a Company, or in any manner carry on, be concerned with or interested in, or assist in any manner whatsoever any other person or company in North America, China, Japan or Europe in the business of providing tire pressure monitoring systems for a period of three (3) years from the date this Agreement is terminated.

8.	DISCLOSURE OF INFORMATION

The Consultant acknowledges that the Company is publicly traded on a recognized U.S. stock exchange, or the Bulletin Board and that disclosure of information regarding the Company must be coordinated with the Company to ensure compliance with applicable laws. Therefore, in connection with the Consultant’s performance of this Agreement, the Consultant shall sign the non-disclosure and confidentiality agreement attached hereto as Exhibit A.

9.	INDEPENDENT CONTRACTOR

The Consultant will serve as an independent contractor to and not as an agent or employee of the Company or any of its affiliates and will have no authority to bind or commit the Company in any way. The Consultant will be solely responsible for any income tax and other such assessments made or imposed upon the Consultant by any governmental authority.

10.	TERMINATION OF MANAGEMENT AGREEMENT

The Parties agree and acknowledge that commencing on the Effective Date, any other compensation arrangement or agreement other than existing stock options between the Company and the Consultant are terminated and no rights or obligations exist between the parties, other than under this Agreement.

11.	NOTICES

11.1  Any notice to be given by either party to the other will be in writing and will be served by delivering the same by courier or by facsimile or by registered mail, postage prepaid, addressed to the other party’s address herein set forth. Notice sent by telecopier will be deemed to be delivered on the next business day following transmission, provided that confirmation of receipt of the telecopier transmission by the addressee is obtained by the sender and the original properly addressed notice is delivered to the addressee within 3 (three) calendar days.

11.2  The addresses of the parties for the purposes hereof are as follows:

To the Company:
#150 - 13151 Vanier Place
Richmond, BC V6V 2J1
Canada
Attention: The President
Fax no: (604) 276-2353

To the Consultant

Attention: Robert Rudman
4100 North Ocean Drive, Suite 401
Singer Island, Florida, USA, 33404

12.	GENERAL PROVISIONS

12.1  This Agreement will not be amended, modified or varied by any oral agreement or representation or otherwise than by written instrument executed by both parties or their duly authorized representatives.

12.2  Neither party hereto shall assign any of its rights and obligations hereunder without the prior written consent of the other party. The Company, however, may assign this Agreement to a subsidiary or affiliate of the Company or to a purchaser of all or part of the Company’s assets or shares.

12.3  Either party’s failure at any time to require strict compliance by the other party of the provisions of this Agreement shall not diminish such party’s right thereafter to demand strict compliance therewith or with any other provision. Waiver of any particular default shall not waive any other default.

12.4  This Agreement will be governed by and construed in accordance with the law of the Province of British Columbia.

12.5  In the event that any provision of this Agreement shall be deemed unlawful or otherwise unenforceable, such provision shall be severed from this Agreement and the balance of the Agreement shall continue in full force and effect.

12.6  Unless otherwise provided, all dollar amounts referred to in this Agreement are in lawful money of Canada.

12.7  This Agreement including the preamble thereto, together with any annexes attached hereto constitutes the entire agreement and understanding between the parties and merges all prior or contemporaneous oral or written communication between them.

IN WITNESS WHEREOF, the parties have executed this Agreement the 30th day of June, 2005 to be effective as of the 30th day of June, 2005.

SMARTIRE SYSTEMS, INC. Per: /s/Al Kozak Authorized Signatory

SIGNED and DELIVERED by ROBERT RUDMAN in the presence of: /s/ Douglas P. Martin Douglas P. Martin Print Name 500 Australian Ave S Suite 700 West P. Beach FL 33401 Address Consultant Occupation	) ) ) ) ) ) ) ) ) ) ) ) )	/s/ Robert Rudman ROBERT RUDMAN

EXHIBIT A

NON-DISCLOSURE AND CONFIDENTIALITY

The undersigned, ROBERT RUDMAN, (the “Consultant”) undertakes and confirms to SMARTIRE SYSTEMS, INC. and its affiliates and subsidiaries anywhere in the world (the “Company”) as follows:

Confidentiality. The Consultant, its principals, employees and agents will regard and retain as confidential, and will not divulge to any third party or use for any unauthorized purposes either during or after the term of the Consulting Agreement dated effective June 30, 2005 (the “Agreement”), any proprietary or confidential information or know-how that the Consultant acquired while providing the services to the Company, or in consequence of providing the services to the Company, or related to the services provided under the Agreement, without the written consent of an authorized representative of the Company.

Confidential Information.  Confidential Information includes, but is not limited to, information related to actual or anticipated products, inventions, hardware, software, methods of manufacture, trade secrets, business plans, customers, supplies, finances, and any other data related to the business or affairs of the Company. Confidential Information will include written information or oral information in tangible or intangible form.

Return of Confidential Information.  All documents including, but not limited to, notebooks, notes, memoranda, records, diagrams, blueprints, bulletins, formulas, reports, computer programs and other data of any kind coming into my possession or prepared by the Consultant in connection with the services provided under the Agreement are the exclusive property of the Company. The Consultant agrees to return to the Company all such documents upon termination of the Agreement unless specific written consent is obtained from the Company to release any such record.

No Conflicting Obligations.  The Consultant will not disclose to the Company any confidential information or material belonging to a third party, including that belonging to any prior contractor, unless the Consultant has first received the written approval of that third party and presents such approval to the Company.

Executed this 30th day of June, 2005

WITNESSED BY: /s/ Douglas P. Martin Douglas P. Martin Print Name 500 Australian Ave S Suite 700 West P. Beach FL 33401 Address Consultant Occupation	) ) ) ) ) ) ) ) ) )	/s/ Robert Rudman ROBERT RUDMAN